UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On August 14, 2013, Starboard issued the following press release:

Starboard Comments on Office Depot's Commitment to Appoint Starboard Nominees to the Board only if CEO Selection Nominees are Re-Elected

Believes this is a Transparent and Desperate Attempt to Maintain the Status-Quo and is Not in the Best Interests of Shareholders

Leading Proxy Advisors Have Expressed Concern with the CEO Search Process and Support for Starboard Nominees' Involvement in the CEO Search Process and Pro Forma Board

Urges Shareholders to Follow the Lead of the Leading Proxy Advisory Firms and Support Change by Voting on the GOLD Proxy Card

NEW YORK, Aug. 14, 2013  -- Starboard Value LP (together with its affiliates, "Starboard"), the largest shareholder of Office Depot, Inc. (NYSE: ODP) ("Office Depot" or the "Company") with approximately 14.6% of the outstanding common stock of the Company, commented today on Office Depot's statement that it would invite Starboard's nominees recommended by the leading proxy advisory firms to join the board of directors of Office Depot (the "Board") only if Office Depot's CEO Selection Committee nominees are re-elected.

Starboard has received strong support from the two leading independent proxy voting advisory firms, Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., LLC (Glass Lewis). Both firms have recommended that shareholders vote for Board change at Office Depot on Starboard's GOLD proxy card at the upcoming Annual Meeting on August 21, 2013.

"As has been the case throughout this delayed election contest, we have attempted on numerous occasions to work constructively with the Company," stated Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value. "We stand willing to have appropriate and professional discussions to seek to reach an agreement to work together.  Unfortunately, the Company continues to be unwilling to have a meaningful dialogue.  Office Depot's statement is a flawed and unprofessional attempt to make a unilateral deal with shareholders without working constructively with the Company's largest shareholder.  We urge shareholders to pay no heed to the Company's unprofessional tactics and to vote their shares on the GOLD proxy card so we can give ourselves the highest probability of unlocking value at Office Depot for years to come."

Mr. Smith continued, "It is neither the right decision nor proper governance to insist on keeping less qualified and underperforming Board members just because the Board has chosen to trust these people with an incredibly important decision-making position on the CEO Selection Committee.  In fact, it is that kind of poor judgment that makes meaningful improvement of the Board at this time so critically important."

Starboard further noted that both ISS and Glass Lewis expressed serious concerns with the flawed CEO search process and abysmal decision-making that led to the appointment of Neil Austrian as CEO of Office Depot in 2010.  ISS expressed strong doubts as to the credibility of the current Board to conduct another CEO search, noting:

"In 2010, the board thought it appropriate that Austrian serve on the CEO selection committee and, in effect, help select himself. In 2013, the board agreed to leave the CEO issue unsettled until after the deal is consummated. If shareholders regard hiring and firing the CEO as one of a board's most important roles, they may understandably be frustrated that the ODP board, faced with a transformational transaction, does not appear to agree."

Glass Lewis has echoed these concerns and expressed its belief that a Starboard nominee should be immediately installed on the CEO Selection Committee, stating:

"More notably, the board's last search process for a new CEO three years ago raises questions as to whether the current board is the most qualified to conduct another search. In 2010, though the board hoped to land a well-known candidate with significant retail experience, it eventually decided on the interim CEO, Mr. Austrian, who had little background in retail but instead had worked in investment banking and as the COO of the NFL and the CEO of Showtime. The decision also raised eyebrows due to the fact that Mr. Austrian himself was one of four members of the committee that selected him. Given the importance of choosing the next CEO, we believe shareholders would be better served by installing one of Starboard's nominees on the CEO Selection Committee while there is still time." (emphasis added)

Despite the clear questions that resulted from the prior CEO search process in 2010, that Marsha Evans led as Chair of the CEO Search Committee at the time, the Board has alarmingly once again chosen Ms. Evans to be one of just three Office Depot designees on the CEO Selection Committee. Glass Lewis has voiced particular concern with the unsuitability of Ms. Evans to serve on any public company board, let alone on the all-important CEO Selection Committee.  Glass Lewis stated:

"We have previously voiced our concerns surrounding Ms. Evans' service as a director in our reports for each of the Company's last four annual meetings. Ms. Evans served as a director of Lehman Brothers Holdings ("Lehman") from 2006 until 2008, when it filed for bankruptcy. While at Lehman, Ms. Evans served on several key committees in 2007 and 2008, including the nominating and corporate governance committee and compensation and benefits committee, prior to Lehman's collapse in late 2008. Additionally, in 2007 and 2008, Ms. Evans served on Lehman's finance and risk committee, which was charged with the duty of reviewing and advising the board on Lehman's financial policies and practices, including risk management. Given the significant lack of oversight provided by Ms. Evans during her tenure at Lehman, particularly in the area of risk management, we question her continued service on any public company board."(emphasis added)

Selecting the most suitable and best qualified CEO is one of the most important decisions facing the Board and, arguably, the most important job of any board of directors.  Back in 2010, the Company had publicly disclosed their criteria for a CEO as follows: "We want a Hall of Fame guy. I think the specs are pretty obvious...you want someone who's an absolute proven leader, somebody who's run a major business, somebody who in the past has not only demonstrated their ability to control costs and innovate, but someone that can build revenue. You'd like to find somebody that has both retail, and what I'll call, BSD experience. And our expectations are...we're going to find a superior CEO to come in and take the company to the next level."  Instead, after only six months, the CEO Search Committee led by Marsha Evans selected Neil Austrian to be the ongoing permanent CEO even though he clearly lacked the credentials they had outlined, with his primary experience limited to his role as the COO of the National Football League and an investment banker.

Now, Office Depot is attempting to scare shareholders maintaining that they need to keep Marsha Evans and Tom Colligan on the CEO Selection Committee out of fear that otherwise the process might be slowed down.  Shareholders should not be swayed by Office Depot's latest desperate attempt to maintain the status quo.  Starboard's primary focus is to ensure that the CEO search process underway does not yield a sub-optimal result similar to the process run in 2010.  Change is required.

Starboard is the largest shareholder of Office Depot and has put together a slate of highly-qualified nominees -- Cynthia Jamison, Robert Nardelli, Jeffrey Smith, and Joseph Vassalluzzo -- all of whom have extensive experience navigating through boardroom deliberations and decisions.  It is highly unlikely that the current CEO search process is as far along as the Company would like for shareholders to believe.  As Starboard has previously discussed with the Board members on the CEO Selection Committee, it will be hard for high-caliber candidates with existing positions to seriously commit to this process until there is more clarity from the Federal Trade Commission, which is not likely to come until later in the year.  The top candidates will need more confidence that there will be an actual opportunity before they invest significant time in a process and before they risk the stability of their existing positions. That being said, if the CEO candidates that are being considered are truly outstanding candidates, the Starboard nominees will fully support moving as expeditiously as possible and will work to facilitate the recruiting process.

Starboard appreciates the support it has received from fellow shareholders to date and looks forward to working to protect the best interests of all shareholders.

WE URGE SHAREHOLDERS TO SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720